As filed with the Securities and Exchange Commission on
June 25, 2012

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

☒          REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

☒          Amendment No.   12

Investment Company Act File No. 811-21963

ROCHDALE CORE ALTERNATIVE STRATEGIES MASTER FUND LLC
(Exact name of Registrant as specified in Charter)

Address (Address of principal executive offices)
570 Lexington Avenue
New York, New York 10022-6837

Registrant’s Telephone Number, including Area Code: (212) 702-3500

Kurt Hawkesworth, Esq.
Senior Executive Vice President and General Counsel
Rochdale Investment Management LLC
570 Lexington Avenue
New York, New York 10022-6837

(Name and address of agent for service)

Copies of Communications to:

Robert S. Schneider, Esq.
Darren J. Edelstein, Esq.
Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, New York 10176

EXPLANATORY NOTE

This Registration Statement of Rochdale Core Alternative Strategies Master Fund, LLC (the “Registrant” or the “Master Fund”) has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”). However, units in the Registrant have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), since such units will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by U.S. and foreign investment companies, common or commingled trust funds, organizations or trusts described in Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended, or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement of Rochdale Core Alternative Strategies Master Fund, LLC does not constitute an offer to sell, or the solicitation of an offer to buy, any unit in the Registrant.

ROCHDALE CORE ALTERNATIVE STRATEGIES MASTER FUND, LLC

CONTENTS OF REGISTRATION STATEMENT

This registration statement of Rochdale Core Alternative Strategies Master Fund, LLC contains the following documents:

Facing Sheet

Explanatory Note

Contents of Registration Statement

Part A

Part B

Part C

Signature Page

Exhibits

PART A

Responses to Items 1, 2, 3.2, 4, 5, 6 and 7 of Part A have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

Responses to certain Items required to be included in Part A of this Master Fund Registration Statement are incorporated herein by reference to the Registration Statement on Form N-2, as amended, of Rochdale Core Alternative Strategies Fund, LLC (the “Fund”) (1933 Act File No. 333-138071 and 1940 Act File No. 811-21965).

ITEM 3.                      FEE TABLE AND SYNOPSIS.

SUMMARY OF EXPENSES

The following fee table and example summarize the aggregate expenses of the Master Fund and are intended to assist Members and potential Members in understanding the various costs and expenses associated with investing in the Master Fund. Each figure below relates to a percentage of the Master Fund’s average net asset value at month-end over the course of a year.

The expenses associated with investing in a “fund of hedge funds,” such as the Master Fund, are generally higher than those of other types of funds that do not invest primarily in other investment vehicles. This is because all hedge fund investors, including the Master Fund, generally bear a share of the fees and expenses, including performance-based compensation and interest expense, of the hedge fund vehicles in which they invest. The caption “Acquired Fund Fees and Expenses” in the table below sets forth an estimate of the Master Fund’s pro-rata share of these indirect expenses; these indirect expenses are also reflected in the example following the table.

The Acquired Fund Fees and Expenses are not collected by or paid to the Manager, Sub-Advisor or the Master Fund. The Acquired Fund Fees and Expenses are paid to, assessed and collected by the managers of those Hedge Funds in which the Master Fund invests and are generally common to all hedge fund investors.

MEMBER TRANSACTION EXPENSES
Maximum Sales Charge (Load) (as a percentage of the offering price)	None
Maximum Sales Charge on Reinvested Distributions	None

ANNUAL EXPENSES (as a percentage of net assets attributable to Units)

Investment Management Fee (3)	1.25%
Other Expenses (4)	0.42%

Acquired Fund Fees and Expenses (Fees collected and expenses assessed by the underlying Hedge Funds) (1)(2)	3.63%
Total Annual Expenses (inclusive of Acquired fund Fees and Expenses collected and assessed by the underlying Hedge Funds)	5.30%
________________

(1)           The figure shown is the Master Fund’s pro-rata share of the operating fees and expenses of Hedge Funds in which the Master Fund invests.  These fees and expenses are paid by Hedge Funds in which the Master Fund invests.  This figure also reflects the Master Fund’s pro rata share of the fees and expenses associated with its “cash equivalents” held in highly liquid investments, such as money market funds.  Hence, these operating expenses and fees are not a direct expense or direct cost of investors in the Master Fund.  The breakdown of these fees is as follows:

ACQUIRED FUND FEES AND EXPENSES

Management Fees, Operating Fees and Other Expenses (legal fees, audit fees, etc.)	2.24%
Incentive and Performance Fees	0.63%
Interest Expense (a)	0.76%
Total Acquired Fund Fees and Expenses	3.63%

(a)
Interest Expense is generally the product of the trading strategies of the Hedge Fund investments. A portion of the Interest Expense may be offset by Interest Income, which is not represented in the tables above.

(2)           The information used to determine the Acquired Fund Fees and Expenses is generally based upon the most recent set of available audited financial statements. In addition, interest expense relating to certain fixed income arbitrage strategies and trading strategies is included in the expense ratio of the Hedge Funds.  The Acquired Fund Fees and Expenses are based on historic fees and expenses.  It should be noted that future Hedge Fund fees and expenses may fluctuate over time and may be substantially higher or lower with respect to future periods.  Management Fees payable to the managers of the Hedge Funds in which the Master Fund may invest typically range from 0.5% to 3% (annualized) of the average net asset value of the Hedge Fund involved.  Incentive allocations or fees payable to the managers of the Hedge Funds in which the Master Fund may invest typically range from 10% to 30% of a Hedge Fund’s net profits. The Acquired Fund Fees and Expenses are not collected by or paid to the Manager, Sub-Advisor or the Master Fund.  The Acquired Fund Fees and Expenses are paid to, assessed and collected by the managers of those Hedge Funds in which the Master Fund invests and are generally common to all hedge fund investors.

(3)           For a discussion of the payment of the management fees, please see the sections titled “Management of the Fund” and “Fees and Expenses” in the Fund’s prospectus included in the Fund’s registration statement on Form N-2, as amended

(4)           Included within “Other Expenses” are: (a) an administrative fee of 0.12% payable by the Master Fund under an administration agreement to the Administrator, for acting in the capacity of administrator and supervising administrative service providers to the Master Fund and (b) other customary fees incurred by the Master Fund, such as, but not limited to, legal fees, audit fees, fund accounting fees, custodian fees, and insurance fees. See “Fees and Expenses” for more information.

The following hypothetical example is intended to help you compare the cost of investing in the Master Fund with the cost of investing in other funds. The example assumes that all distributions are reinvested at net asset value and that the percentage amounts listed under annual expenses remain the same in the years shown. The tables and the assumption in the hypothetical example of a 5% annual return are required by regulation of the SEC applicable to all investment companies; the assumed 5% annual return is not a prediction of, and does not represent, the projected or actual performance of the Units.  See the section titled “Fees and Expenses” in the Fund’s prospectus included in the Fund’s registration statement on Form N-2, as amended, for a more complete description of the Master Fund’s costs and expenses.

THE FOLLOWING EXAMPLE SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES, BECAUSE ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

Based on the operating expenses of the Master Fund listed above (which includes the fees and expenses of the underlying hedge funds, an indirect fee to you), you would pay the following expenses on a $1,000 investment, assuming a 5% annual return:

1 YEAR	3 YEARS	5 YEARS	10 YEARS
$53	$159	$263	$522

ITEM 8.                     GENERAL DESCRIPTION OF THE REGISTRANT.

Rochdale Core Alternative Strategies Master Fund, LLC (the “Master Fund”) is registered as a closed-end, non-diversified management investment company that was organized as a limited liability company under the laws of the State of Delaware on September 11, 2006.  Although the Master Fund is registered as a non-diversified management investment company, it has operated, and will continue to operate, as a diversified management investment company.  Units in the Master Fund are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the “1933 Act”). Investments in the Master Fund may be made only by U.S. and foreign investment companies, common or commingled trust funds, organizations or trusts described in Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

Information on the Master Fund’s investment objective, the kinds of securities in which the Master Fund principally invests, other investment practices of the Master Fund and the risk factors associated with investments in the Master Fund are incorporated herein by reference to the sections titled “Investment Objective and Strategies”, “Principal Risk Factors Relating to the Fund’s Structure”, “Principal Risk Factors, Types of Investments and Investment Strategies of the Hedge Funds” in the Fund’s prospectus included in the Fund’s Registration Statement on Form N-2, as amended.

ITEM 9.                    MANAGEMENT.

A description of how the business of the Master Fund is managed is incorporated herein by reference to the section titled “Management of the Fund and the Master Fund” in the Fund’s prospectus included in the Fund’s Registration Statement on Form N-2, as amended. The following list identifies the specific sections of the Fund’s prospectus under which the information required by Item 9 of Form N-2 may be found; each listed section is incorporated herein by reference.

Item 9.1(a)	Management of the Fund and the Master Fund – The Boards.
Item 9.1(b)
Summary – The Manager and the Sub-Adviser;  Management of the Fund and the Master Fund – The Manager, – The Sub-Adviser; Fees and Expenses – Investment Management Fee Shared by the Manager and Sub-Adviser, – Incentive Fee.

Item 9.1(c)	Management of the Fund and the Master Fund – Portfolio Managers.
Item 9.1(d)	Management of the Fund and the Master Fund; Fees and Expenses – Administrative Fee, – Investor Servicing Arrangements.
Item 9.1(e)	Management of the Fund and the Master Fund; Fees and Expenses – Other Expenses of the Fund.
Item 9.1(f)	Management of the Fund and the Master Fund; Fees and Expenses – Other Expenses of the Fund.

Item 9.1(g)	Portfolio Transactions – The Master Fund.
Item 9.2(a)	Not Applicable
Item 9.2(b)	Not Applicable
Item 9.2(c)	Not Applicable
Item 9.2(d)	Not Applicable

The Master Fund is managed by Rochdale Investment Management LLC (the “Manager”).  The Manager provides the Master Fund with ongoing investment guidance, policy direction pursuant to the Investment Management Agreement. The Manager is authorized, subject to the approval of the Master Fund’s Board, to retain one or more other organizations, including its affiliates, to provide any or all of the services required to be provided by the Manager to the Master Fund or to assist in providing these services. The Manager entered into a sub-investment management agreement with PineBridge Investments LLC (formerly, AIG Global Investment Corp.) (the “Sub-Adviser”).

The Manager is an indirect wholly-owned subsidiary of City National Bank (“City National”).  City National is a wholly-owned subsidiary of City National Corporation (SYM: CYN), a publicly traded financial holding company.

The Sub-Adviser is a member company of PineBridge Investments.  PineBridge Investments provides investment advice and markets asset management products and services to its clients around the world.  It operates as a multi-strategy investment manager in 29 countries and jurisdictions with $67 billion in assets under management as of March 31, 2012.  PineBridge Investments is a leading asset manager with long-term track records across listed equity, fixed income and alternative investments strategies, and a rich heritage managing assets for one of the world’s largest insurance and financial services companies.  PineBridge Investments has become a pioneer in investing in hedge funds.  As of March 31, 2012, the Sub-Adviser had approximately $3.1 billion invested with advisors utilizing various hedge fund strategies.

PineBridge Investments is a group of companies owned by Pacific Century Group (“PCG”), an Asia-based private investment group established by Mr. Li Tzar Kai, Richard.  PineBridge Investments was acquired by PCG on March 26, 2010.  Prior to this transaction, PineBridge Investments was a portion of the investment advisory and asset management business of American International Group, Inc. with a legacy of investing dating back to the mid 1980s.

PCG is an Asia-based private investment group established in 1993 and has interests in infrastructure, property and other investments mainly in the Asia Pacific region.  PCG has a strong track record of holding and developing assets over the long term, and has a network of well-established connections in Asia.

The Sub-Adviser is a wholly-owned subsidiary of PineBridge Investments Holdings US LLC (f/k/a PineBridge Global Investments LLC).  PineBridge Investments Holdings US LLC is a wholly owned subsidiary of PineBridge Investments Limited (f/k/a Bridge Investment Holdings Company Limited), which is a wholly-owned subsidiary of Bridge Partners, L.P.  The general partner of Bridge Partners, L.P. is Bridge Holdings Company Limited (“BHCL”).  BHCL is wholly-owned by Pacific Century Investment Holdings (Cayman Islands) Limited (“PCIHL”).  PCIHL is wholly-owned by Pacific Century Investment Holdings No. 1 Limited (“PCIH No. 1”).  PCIH No. 1 is wholly-owned by Chiltonlink Limited, which, in turn, is wholly-owned by Mr. Li Tzar Kai, Richard.

The Sub-Adviser has investment discretion to manage the assets of the Master Fund and is responsible for identifying prospective Hedge Funds, performing due diligence and review of those Hedge Funds and their Hedge Fund Managers, selecting Hedge Funds, allocating and reallocating the Master Fund’s assets among Hedge Funds, and providing risk management services, subject to the general supervision of the Manager.

ITEM 10.                   CAPITAL STOCK, LONG-TERM DEBT, AND OTHER SECURITIES.

ITEM 10.1.                CAPITAL STOCK.

The Master Fund is organized as a limited liability company under the laws of the State of Delaware and intends to be classified as a partnership for income tax purposes.

The beneficial interest in the Master Fund shall be divided into units. The number of units in the Master Fund shall be unlimited. All units issued by the Master Fund shall be fully paid and non assessable. Unit holders shall have no preemptive or other rights to subscribe to any additional units or other securities issued by the Master Fund. Subject to applicable law, the Directors of the Master Fund (the “Directors”) shall have full power and authority, in their sole discretion and without obtaining unit holder approval, (a) to issue original or additional units at such times and on such terms and conditions as they deem appropriate, (b) to establish and to change in any manner units with such preference, terms of conversion, voting powers, rights, and privileges as the Directors may determine (but the Directors may not change units in a manner materially adverse to the unit holders), (c) to divide or combine the units in the Master Fund into a greater or lesser number, (d) to dissolve  the Master Fund, (e) to issue units to acquire other assets (including assets subject to, and in connection with, the assumption of liabilities) and businesses and (f) to take such other action with respect to the units as the Directors may deem desirable.

The Directors shall accept investments from such persons and on such terms as they may from time to time authorize. At the Directors’ sole discretion, such investments, subject to applicable law, may be in the form of cash or securities in which the Master Fund is authorized to invest. The Directors shall have the right to refuse to accept investments in the Master Fund at any time without any cause or reason therefor whatsoever.

Notwithstanding anything in the Master Fund’s Limited Liability Company Agreement to the contrary, (a) units shall be issued only in a transaction or transactions not requiring registration under the 1933 Act and (b) the Master Fund shall not at any time have more than 100 unit holders. In determining the number of unit holders of the Master Fund, a person owning a unit through a partnership, grantor trust or S corporation (a “flow-through entity”) shall be counted as a unit holder if substantially all the value of that person’s interest in the flow-through entity is attributable to that series and a principal purpose for using a tiered structure was to satisfy the 100-unit holder condition. The Directors shall impose such other limitations on investments in the Master Fund as are necessary to avoid having the Master Fund treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

The Master Fund may be terminated by a two-thirds vote of unit holders of the Master Fund or the Directors by written notice to the unit holders.

The Directors may, without unit holder approval, cause the Portfolio Company to merge or consolidate with or into any other entity or entities. Any agreement of merger or consolidation or certificate of merger may be signed by a majority of Directors, and facsimile signatures conveyed by electronic or telecommunication means shall be valid.

The Directors may, without the prior consent or vote of the unit holders, (i) cause to be organized or assist in organizing a corporation or corporations under the laws of any jurisdiction or any other trust, partnership, association, or other organization (each, a “successor entity”) to take over all of the Master Fund property or assets or to carry on any business in which the Master Fund shall directly or indirectly have any interest, (ii) sell, convey, and transfer Master Fund property or assets to any such successor entity in exchange for the equity interests thereof or otherwise and (iii) lend money to, subscribe for the equity interests in, and enter into any contracts with, any such successor entity.

ITEM 10.2.                LONG-TERM DEBT.

Not applicable.

ITEM 10.3.                GENERAL.

Not applicable.

ITEM 10.4.                TAXES.

Information on the taxation of the Master Fund is incorporated by reference to the section titled “Taxes” in the Fund’s prospectus included in the Fund’s Registration Statement on Form N-2.

ITEM 10.5.                OUTSTANDING SECURITIES.

See Item 28 of Part C of this Master Fund Registration Statement.

ITEM 10.6.                SECURITIES RATINGS.

Not applicable.

ITEM 11.                   DEFAULTS AND ARREARS ON SENIOR SECURITIES.

Not applicable.

ITEM 12.                   LEGAL PROCEEDINGS.

Not applicable.

ITEM 13.                   TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION.

Not applicable.

PART B

Part B of this Registration Statement should be read in conjunction with Part A. Defined terms used in this Part B and not otherwise defined have the meanings given them in Part A of this Registration Statement.

Responses to certain Items required to be included in Part B of this Master Fund Registration Statement are incorporated herein by reference to the Registration Statement on Form N-2, as amended, of Rochdale Core Alternative Strategies Fund, LLC (the “Fund”) (1933 Act File No. 333-138071 and 1940 Act File No. 811-21965).

ITEM 14.                   COVER PAGE.

Not applicable.

ITEM 15.                  TABLE OF CONTENTS.

Not applicable.

ITEM 16.                   GENERAL INFORMATION AND HISTORY.

Not applicable.

ITEM 17.                   INVESTMENT OBJECTIVE AND POLICIES.

Part A contains basic information about the investment objective, policies and limitations of the Master Fund. This Part B supplements the discussion in Part A of the investment objective, policies, and limitations of the Master Fund.

Information on the fundamental investment limitations and the non-fundamental investment policies and limitations of the Master Fund, the types of securities bought and investment techniques used by the Master Fund and certain risks attendant thereto, as well as other information on the Master Fund’s investment programs, is incorporated by reference to the sections titled “Investment Objective and Strategies”; “Management Strategy”; “Principal Risk Factors Relating to the Fund’s Structure”; “Special Risks of Fund of Hedge Funds Structure, Including Investing in Unregistered Funds”; and “Principal Risk Factors, Types of Investments, and Investment Strategies of the Hedge Funds” in the Fund’s prospectus.

In the Fund’s statement of additional information included in the Fund’s Registration Statement on Form N-2, as amended, additions to such information are incorporated by reference to the sections titled “Additional Investment Policies”; “Fundamental Policies”; “Additional Information on Investment Techniques and Operations of the Fund and Related Risks”; and “Additional Information on Investment Techniques of Hedge Funds and Related Risks”.

ITEM 18.                  MANAGEMENT.

Information about the Directors and officers of the Master Fund, their roles in the management of the Master Fund, the compensation of the Directors, and the committees of the Master Fund is incorporated by reference to the section titled “Management of the Fund and the Master Fund” in the Fund’s prospectus and to the sections titled “Directors and Officers”; “Committees of the Boards”; and “Director Compensation” in the Fund’s statement of additional information included in the Fund’s Registration Statement on Form N-2, as amended.

ITEM 19.                  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

The Fund will invest substantially all of its assets in the Master Fund. Because the Fund may at that time be deemed to control the Master Fund, the Fund may take actions affecting the Master Fund without the approval of any other investor. The addition of other investors in the Master Fund may alter the Fund’s potential ability to control the Master Fund.

The Fund has informed the Master Fund that whenever it is requested to vote on any proposal of the Master Fund, it will hold a meeting of Unit holders and will cast its vote as instructed by its Unit holders. It is anticipated that any other investors in the Master Fund would follow the same or a similar practice.

The address of the Fund is the same as that of the Master Fund.

By virtue of the issuance of units of Registrant, the Fund and Rochdale Core Alternative Strategies Fund TEI LLC to each entity’s organizational member, the organizational member of these latter two funds (i.e. feeder funds) and the organizational member of Registrant may be considered to control the Master Fund, i.e. Registrant, the Fund and Rochdale Core Alternative Strategies Fund TEI LLC may be considered to be under common control.

ITEM 20.                  INVESTMENT ADVISORY AND OTHER SERVICES.

Information on the investment management and other services provided for or on behalf of the Master Fund is incorporated herein by reference to the section titled “Management of the Fund and the Master Fund” in the Fund’s prospectus included in the Fund’s Registration Statement on Form N-2.

The following list identifies the specific sections in the Fund’s prospectus or statement of additional information under which the information required by Item 20 of Form N-2 may be found; each section is incorporated herein by reference.

Item 20.1(a)	Prospectus – “Management of the Fund and the Master Fund – The Manager”.
Item 20.1(b)	Prospectus – “Management of the Fund and the Master Fund – The Manager”.

Item 20.1(c)	Prospectus – “Fees and Expenses – Investment Management Fee Shared by the Manager and the Sub-Adviser” – “Incentive Fee”; – “Other Expenses.”
Item 20.2	Prospectus – “Management of the Fund and the Master Fund – The Manager”; – “The Sub-Adviser; Fees and Expenses – Other Expenses.”
Item 20.3	Not Applicable
Item 20.4	Prospectus – “Fees and Expenses – Administrative Fee”; – “Other Expenses”.
Item 20.5
Prospectus – “Investment Objective and Strategies – Investment Process”; “Management of the Fund and the Master Fund – The Sub-Adviser”; “Fees and Expenses – Investment Management Fee Shared by the Manager and the Sub-Adviser”; – “Incentive Fee.”

Item 20.6	Prospectus – “Fees and Expenses – Other Expenses”; Statement of Additional Information – “Custodian and Administrator.”
Item 20.7	Prospectus – “Additional Information and Summary of the Operating Agreement – Accountants and Legal Counsel”; Statement of Additional Information – “Independent Registered Public Accounting Firm.”
Item 20.8	Not Applicable

ITEM 21.                 PORTFOLIO MANAGERS.

Further information about the Master Fund’s portfolio managers is incorporated herein by reference to the section titled “Portfolio Managers” in the Fund’s statement of additional information included in the Fund’s Registration Statement on Form N-2.

ITEM 22.                 BROKERAGE ALLOCATION AND OTHER PRACTICES.

Reference is made to the section titled “Portfolio Transactions” in both the prospectus and the statement of additional information in the Fund’s Registration Statement on Form N-2.

ITEM 23.                TAX STATUS.

Information on the taxation of the Master Fund is incorporated by reference to the section titled “Taxes” in the Fund’s prospectus and to the section titled “Tax Aspects” in the Fund’s statement of additional information included in the Fund’s Registration Statement on Form N-2.

ITEM 24.                 FINANCIAL STATEMENTS.

Rochdale Core Alternative Strategies Master Fund LLC

Financial Statements

March 31, 2012

Rochdale Core Alternative Strategies Master Fund LLC

Statement of Assets, Liabilities and Members' Capital

March 31, 2012

ASSETS
Investments, at fair value (cost $48,580,010)	$54,528,187
Investments made in advance (see Note 2)	1,250,000
Receivable for fund investments sold	187,842
Interest receivable	33

Total Assets	55,966,062

LIABILITIES AND MEMBERS' CAPITAL
Liabilities
Management fees payable	114,463
Contributions received in advance (see Note 2)	45,000
Accrued professional fees payable	62,602
Accrued expenses and other liabilities	75,252

Total Liabilities	297,317

Total Members' Capital	$55,668,745

The accompanying notes are an integral part of these financial statements

Rochdale Core Alternative Strategies Master Fund LLC

Statement of Operations

Year Ended March 31, 2012

INVESTMENT INCOME
Interest income	$2,137

Investment Income	2,137

EXPENSES
Management fees (see Note 4)	714,736
Administration fees	107,826
Professional fees	102,378
Directors' fees	16,453
Custody fees	6,750
Other expenses	4,411

Total Expenses	952,554

Net Investment Loss	(950,417)

REALIZED AND UNREALIZED LOSS
ON INVESTMENTS
Net realized loss on investments	(19,751)
Net change in unrealized appreciation/depreciation on investments	(1,465,676)

Net Realized and Unrealized Loss on Investments	(1,485,427)

Net Decrease in Members' Capital Resulting from Operations	$(2,435,844)

The accompanying notes are an integral part of these financial statements

Rochdale Core Alternative Strategies Master Fund LLC

Statements of Changes in Members' Capital

	Year Ended March 31, 2012	Year Ended March 31, 2011
FROM OPERATIONS
Net investment loss	$(950,417)	$(968,025)
Net realized loss on investments	(19,751)	(1,165,122)
Net change in unrealized appreciation/depreciation on investments	(1,465,676)	6,330,075

Net Increase (Decrease) in Members' Capital Resulting From Operations	(2,435,844)	4,196,928

INCREASE (DECREASE) FROM TRANSACTIONS IN MEMBERS' CAPITAL
Proceeds from sales of members' interests	5,807,542	6,139,018
Payments for purchases of members' interests	(6,693,038)	(8,961,701)
Net Payments for Members' Interests	(885,496)	(2,822,683)

Total Increase (Decrease) in Members' Capital	(3,321,340)	1,374,245

MEMBERS' CAPITAL
Beginning of year	58,990,085	57,615,840

End of year	$55,668,745	$58,990,085

The accompanying notes are an integral part of these financial statements

Rochdale Core Alternative Strategies Master Fund LLC

Statement of Cash Flows

Year Ended March 31, 2012

CASH FLOW FROM OPERATING ACTIVITIES
Net decrease in members' capital resulting from operations	$(2,435,844)
Adjustments to reconcile net decrease in members' capital
resulting from operations to net cash from operating activities:
Purchases of investments	(7,250,000)
Sales of investments	9,220,657
Purchases of money market fund	(24,943,864)
Sales of money market fund	24,781,290
Net change in unrealized appreciation/depreciation on investments	1,465,676
Net realized loss on investments	19,751
Change in Operating Assets and Liabilities:
Investments made in advance	(1,250,000)
Receivable for fund investments sold	1,917,685
Prepaid expenses	96
Interest receivable	54
Management fees payable	52,679
Contributions received in advance	(680,000)
Professional fees payable	(3,623)
Accrued expense and other liabilities	(9,061)

Net Cash from Operating Activities	885,496

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of members' interests	5,807,542
Payments for purchases of members' interests	(6,693,038)
Net Cash used in Financing Activities	(885,496)

Net Change in Cash and Cash Equivalents	-

CASH AND CASH EQUIVALENTS
Beginning of year	-

End of year	$-

The accompanying notes are an integral part of these financial statements

Rochdale Core Alternative Strategies Master Fund LLC

Statement of Investments

March 31, 2012

				Redemptions
	Percentage of				Notice Period
Long-Term Investment Funds 1:	Members' Capital	Cost	Fair Value	Frequency	# of Days

Equity Long / Short Strategy:

Absolute Partners Fund LLC	3.23%	$1,750,000	$1,799,766	Monthly	90
Alphagen Rhocas	3.11	1,750,000	1,729,825	Monthly	30
Blackthorn Partners, LP	3.86	1,620,085	2,151,883	Monthly	45
Clovis Capital Partners Institutional, LP	3.80	2,064,783	2,118,632	Quarterly	45
Criterion Institutional Partners, LP	4.78	2,250,000	2,661,397	Monthly	45
LAE Fund L.P.	2.73	1,500,000	1,520,518	Monthly	30
Newbrook Capital Partners, L.P.	4.95	2,500,000	2,753,366	Quarterly	45
Sandler Associates	5.46	2,500,000	3,038,151	Quarterly	30
Seligman Health Spectrum Plus Fund LLC	4.21	1,750,000	2,342,654	Monthly	30
Standard Global Equity Partners SA, LP	4.86	2,500,000	2,705,839	Quarterly	45
Standard Pacific Pan-Asia Fund, L.P.	2.15	1,250,000	1,196,035	Quarterly	45
	43.14	21,434,868	24,018,066

Event / Multi-Strategy:

Bennelong Asia Pacific Multi Strategy Equity Fund, LP	0.32	165,549	179,863	**	**
Brencourt Multi Strategy Arbitrage, LP	0.19	107,621	108,347	**	**
Brigade Leveraged Capital Structures Fund LP	3.80	1,626,511	2,114,521	Quarterly	60
Canyon Value Realization Fund, LP	4.22	2,000,000	2,348,792	Annually	100
Castlerigg Partners	0.06	55,489	34,206	**	**
GoldenTree Partners LP	4.56	1,860,543	2,537,556	Quarterly	90
GoldenTree Partners LP 2	0.67	289,457	370,467	**	**
HBK Fund II L.P.	6.37	3,000,000	3,543,817	Quarterly	90
King Street Capital LP	0.07	22,542	38,877	**	**
Luxor Capital Partners, L.P.	3.70	2,000,000	2,060,531	Quarterly	90
OZ Asia Domestic Partners, LP	4.44	2,250,000	2,468,715	Annually	45
Polygon Recovery Fund, LP	0.43	534,567	241,685	*	*
Stark Select Asset Fund LLC 3	0.25	137,091	136,982	**	**
York Capital Management, LP	5.67	3,000,000	3,158,435	Quarterly	45
	34.75	17,049,370	19,342,794

Global Macro Strategy:

Blenheim Commodity Fund, LLC	2.99	1,500,000	1,662,471	Monthly	65
Boronia Diversified Fund (U.S.) LP	1.84	1,000,000	1,027,392	Monthly	30
CamCap Resources, LP	1.94	1,250,000	1,080,180	Quarterly	60
Caxton Global Investments (USA) LLC	0.07	30,876	37,847	**	**
Dynamic	1.66	609,607	925,711	Monthly	30
MKP Opportunity Partners, LP	3.48	1,750,000	1,935,756	Monthly	60
Robeco Transtrend Diversified Fund LLC	2.94	1,500,000	1,637,872	Monthly	5
Sunrise Commodities Fund	2.72	1,110,000	1,514,809	Monthly	15
	17.64	8,750,483	9,822,038
Total Long-Term Investment Funds:	95.53%	$47,234,721	$53,182,898

Short-Term Investment:

Money Market Fund:
First American Government Obligations Fund, 0.02% 4	2.42%	$1,345,289	$1,345,289

Total Investments	97.95%	$48,580,010	$54,528,187

The accompanying notes are an integral part of these financial statements

Rochdale Core Alternative Strategies Master Fund LLC

Schedule of Investments, Continued

March 31, 2012

1.             All investments are non-income producing.
2.             This Fund is a side pocket of GoldenTree Partners LP.
3.             This Fund is a side pocket of Stark Investments Limited Partnership.
4.             7-Day Yield.

*             Redemption restrictions exist for Hedge Funds whereby the Hedge Fund Managers may suspend redemption either in their sole discretion or other factors.  Such factors include the magnitude of redemptions requested, portfolio valuation issues or market conditions.  The Polygon Recovery Fund, LP is a portfolio mainly comprised of the assets of Polygon Global Opportunity Master Fund, of which redemptions are currently suspended as the fund is in the process of being liquidated or restructured.

**           Special Investments have been established for Bennelong Asia Pacific Multi Strategy Equity Fund, LP, Brencourt Multi Strategy Arbitrage, LP, Castlerigg Partners, GoldenTree Partners LP, King Street Capital LP, Stark Select Asset Fund LLC and Caxton Global Investments (USA) LLC.  These investments are long-term and illiquid.

Equity Long / Short Strategy.  Equity investing involves the purchase and / or sale of listed or unlisted equity and equity-related financial instruments usually based on fundamental research and analysis.  Hedge Fund Managers may invest opportunistically in several sectors or they may be sector specialists.  These Hedge Fund Managers may be globally or regionally focused.  Hedge Fund Managers may also have a style bias, such as growth or value.  The average holding period of Hedge Fund Managers may vary as well between long-term or short-term trading.  Some Hedge Fund Managers may also take a top-down thematic approach while others utilize a bottoms-up approach pursuant to which individual securities are selected.

Event / Multi-Strategy.  Multi-strategy investing is an investment strategy that focuses on the securities of companies undergoing some material structural changes.  These changes can come in the form of mergers, acquisitions, spin offs, Dutch tender offers, share buybacks and other reorganizations.  This strategy also seeks to exploit relative value inefficiencies across the capital structure or among closely related markets, generally without assuming an unhedged exposure to any particular market or financial instrument.

Global Macro Strategy.  Macro strategies take long, short and relative value positions in financial instruments based on a top-down fundamental and technical analysis of capital market conditions.  Hedge Fund Managers begin evaluating opportunities based on economic and/or technical factors, working their way down to regional, country and industry specific analysis.  The Hedge Fund Managers make judgements about the expected future price direction of asset classes and express that opinion by taking long or short positions in a variety of instruments.  Investments are usually made in a wide variety of global futures, cash instruments and other financial instruments, including stocks, bonds, currencies, derivatives and commodities.

The accompanying notes are an integral part of these financial statements

Rochdale Core Alternative Strategies Master Fund LLC

Schedule of Investments, Continued

March 31, 2012

Strategy Allocation Breakdown
(as a % of total investments)

The accompanying notes are an integral part of these financial statements

Rochdale Core Alternative Strategies Master Fund LLC

Notes to Financial Statements

1.	Organization

Rochdale Core Alternative Strategies Master Fund LLC (the "Master Fund") is a closed-end, non-diversified management Investment Company that was organized as a limited liability company under the laws of the State of Delaware on September 11, 2006 and serves as a master fund in a master feeder structure.  Interests in the Master Fund are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act").  Investments in the Master Fund may be made only by U.S. and foreign investment companies, common or commingled trust funds, organizations or trusts described in Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended, or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act.  The Master Fund is a registered investment company under the Investment Company Act of 1940.

Rochdale Investment Management, LLC (the “Manager”, "Adviser" or “Rochdale”) is the investment adviser to the Master Fund.  The Manager delegates sub-investment advisory responsibilities to PineBridge Investments (the “Sub-Adviser”) with respect to the Master Fund.

The Master Fund seeks to achieve its objective by investing substantially all of its assets in the securities of privately placed investment vehicles, typically referred to as hedge funds (“Hedge Funds" or "Investment Funds”), that pursue a variety of “absolute return” investment strategies. “Absolute return” refers to a broad class of investment strategies that attempt to consistently generate positive returns regardless of market conditions.

The Master Fund’s investment objective is to seek long-term growth of principal across varying market conditions with low volatility. “Low volatility” in this objective means the past monthly net asset value fluctuations of the Master Fund’s net asset value that is no greater than the rolling 10-year annualized standard deviation of the monthly ups and downs of the higher of: (1) the return of the Barclays Capital Aggregate Bond Index plus 3% or (2) half of the return of the Standard & Poor’s 500-stock Index.  Master Fund investments generally fall within the following broadly defined investment fund strategies: equity long/short, event/multi-strategy driven and global macro.

2.	Significant Accounting Policies

The following is a summary of significant accounting policies followed by the Master Fund.

Rochdale Core Alternative Strategies Master Fund LLC

Notes to Financial Statements

2.         Significant Accounting Policies (continued)

Basis of Presentation and Use of Estimates

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Investments Valuation

Investments are carried at fair value.  The fair value of alternative investments has been estimated using the Net Asset Value (“NAV”) as reported by the management of the respective alternative investment fund.  Financial Accounting Standards Board (FASB) guidance provides for the use of NAV as a “Practical Expedient” for estimating fair value of alternative investments.  NAV reported by each alternative investment fund is used as a practical expedient to estimate the fair value of the Master Fund’s interest therein and their classification within Level 2 or 3 is based on the Master Fund’s ability to redeem its interest in the near term and liquidate the underlying portfolios.

The Master Fund has not maintained any positions in derivative instruments or directly engaged in hedging activities.

Fair Value Measurements

The Master Fund follows fair valuation accounting standards which establish an authoritative definition of fair value and set out a hierarchy for measuring fair value.  These standards require additional disclosures about the various inputs and valuation techniques used to develop the measurements of fair value and a discussion in changes in valuation techniques and related inputs during the period.  These standards define fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The fair value hierarchy is organized into three levels based upon the assumptions (referred to as “inputs”) used in pricing the asset or liability.  These standards state that “observable inputs” reflect the assumptions market participants would use in pricing the asset or liability based on market data obtained from independent sources and “unobservable inputs” reflect an entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability.  These inputs are summarized in the three broad levels listed below:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the Master Fund has the ability to access.

Rochdale Core Alternative Strategies Master Fund LLC

Notes to Financial Statements

2.         Significant Accounting Policies (continued)

Fair Value Measurements (continued)

Level 2 - Observable inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.  These inputs may include quoted prices for the identical instrument on an inactive market, prices for similar instruments, interest rates, prepayment speeds, credit risk, yield curves, default rates and similar data.

Level 3 - Unobservable inputs for the asset or liability, to the extent relevant observable inputs are not available, representing the Master Fund’s own assumptions about the assumptions a market participant would use in valuing the asset or liability, and would be based on the best information available.

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in these securities.  See Note 3.

Investment Income Recognition

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis and dividends are recorded on the ex-dividend date. Realized and unrealized gains and losses are included in the determination of income.

Fund Expenses

The expenses of the Master Fund include, but are not limited to, the following: legal fees; accounting and auditing fees; custodial fees; management fees; an incentive fee; costs of computing the Master Fund's net asset value; costs of insurance; registration expenses; due diligence, including travel and related expenses; expenses of meetings of the Board and members; all costs with respect to communications to members; and other types of expenses as may be approved from time to time by the Board.

Income Taxes

The Master Fund’s tax year end is December 31.  The Master Fund is treated as a partnership for Federal income tax purposes.  Each Member is responsible for the tax liability or benefit relating to such Member’s distributive share of taxable income or loss. Accordingly, no provision for Federal income taxes is reflected in the accompanying financial statements.

The Master Fund has adopted authoritative guidance on uncertain tax positions.  The Master Fund recognizes the effect of tax positions when they are more likely than not of being sustained.  Management is not aware of any exposure to uncertain tax positions that could require accrual or which could affect its liquidity or future cash flows.  As of

Rochdale Core Alternative Strategies Master Fund LLC

Notes to Financial Statements

2.         Significant Accounting Policies (continued)

Income Taxes (continued)

March 31, 2012, the Master Fund’s tax years 2008 through 2011 remain open and subject to examination by relevant taxing authorities.

Subsequent Events

The Master Fund has adopted financial reporting rules regarding subsequent events, which requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet.  Management has evaluated the Master Fund’s related events and transactions that occurred subsequent to March 31, 2012 through the date the financial statements have been issued (see Note 9).

Capital Accounts

Net profits or net losses of the Master Fund for each month are allocated to the capital accounts of Members as of the last day of each month in accordance with Members' respective investment percentages of the Master Fund.  Net profits or net losses are measured as the net change in the value of the net assets of the Master Fund during a fiscal period, before giving effect to any repurchases of interest in the Master Fund, and excluding the amount of any items to be allocated to the capital accounts of the Members of the Master Fund, other than in accordance with the Members' respective investment percentages.

Prior to the end of each quarter and year end, the Master Fund receives Member contributions with an effective subscription date of the first day of the following month.

The Master Fund, in turn, makes contributions to certain Hedge Funds, which have effective subscription dates of the first day of the following month.  These amounts are reported as "Contributions received in advance" and "Investments made in advance", respectively.

Rochdale Core Alternative Strategies Master Fund LLC

Notes to Financial Statements
3.	Investments

The following alternative and temporary investments were measured at fair value as of March 31, 2012 using the practical expedient:

	Quoted Prices in
	Active Markets for	Significant Other	Significant
	Identical Assets	Observable	Unobservable
Description	(Level 1)	Inputs (Level 2)	Inputs (Level 3)	Total

Alternative Investments	$-	$30,482,519	$22,700,379	$53,182,898
Short-Term Investment	1,345,289	-	-	1,345,289

Total Investments	$1,345,289	$30,482,519	$22,700,379	$54,528,187

The following is a reconciliation of the beginning and ending balances for Level 3 investments during the fiscal year ended March 31, 2012:

Alternative
Investments

Balance, March 31, 2011	$22,394,146

Total Realized Gains/(Losses)	90,853
Change in Unrealized Gains/Losses	(490,926)

Purchases	2,750,000
Sales	(2,043,694)

Transfers in and/or out of Level 3	-

Balance, March 31, 2012	$22,700,379

Net unrealized gains relating to Level 3 alternative investments still held at March 31, 2012 are $2,370,133.

There were no significant transfers into or out of Level 1, 2 or 3 fair value measurements during the reporting period, as compared to their classification from the most recent annual report.

In May 2011, the Financial Accounting Standards Board (“FASB”) issued “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements” in GAAP and the International Financial Reporting Standards (“IFRS”).  This requirement amends FASB Fair Value Measurements and Disclosures, to establish common requirements for measuring fair value and for disclosing information about fair value measurements in accordance with GAAP and IFRS.  This requirement is effective for fiscal years beginning after December 15, 2011 and for interim periods within those fiscal years.

Management is currently evaluating the impact of these amendments and does not believe they will have a material impact on the Master Fund’s financial statements.

Rochdale Core Alternative Strategies Master Fund LLC

Notes to Financial Statements
4.	Commitments and Other Related Party Transactions

Management and Incentive Fees

Under the supervision of the Master Fund’s Board and pursuant to an investment management agreement (“Investment Management Agreement”), Rochdale Investment Management LLC, an investment adviser registered under the Investment Advisers Act of 1940, as amended, serves as the Manager for the Master Fund.  The Manager is authorized, subject to the approval of the Master Fund’s Board, to retain one or more other organizations, including its affiliates, to provide any or all of the services required to be provided by the Manager to the Master Fund or to assist in providing these services.

The Manager has engaged the Sub-Adviser to provide sub-investment advisory services.  The Sub-Adviser has investment discretion to manage the assets of the Master Fund and is responsible for identifying prospective Hedge Funds, performing due diligence and review of those Hedge Funds and their Hedge Fund Managers, selecting Hedge Funds, allocating and reallocating the Master Fund’s assets among Hedge Funds, and providing risk management services, subject to the general supervision of the Manager.

The investment management fee is shared by the Manager and the Sub-Adviser. The Master Fund will pay the Manager an investment management fee at an annual rate equal to 1.25% of the Master Fund’s month-end net assets, including assets attributable to the Manager (or its affiliates) and before giving effect to any repurchases by the Master Fund of Member interests.  The investment management fee is accrued monthly.  The investment management fee will be paid to the Manager out of the Master Fund’s assets.

The Manager will pay a fee to the Sub-Adviser at a rate equal to 60% of the amount of the fee earned by the Manager pursuant to the Investment Management Agreement.

The Sub-Adviser through the feeder funds is entitled to receive a performance-based incentive fee equal to 10% of the net profits (taking into account net realized and unrealized gains or losses and net investment income or loss), if any, in excess of the non-cumulative “Preferred Return,” subject to reduction of that excess for prior losses that have not been previously offset against net profits (the “Incentive Fee”).  The Incentive Fee will be accrued monthly and is generally payable annually on a calendar year basis.  The Preferred Return is an annual return equal to the 3-year Treasury constant maturity rate as reported by the Board of Governors of the Federal Reserve System as of the last business day of the prior calendar year plus 2%.

Expense Reimbursement

The Manager has contractually agreed to waive and/or reimburse the Master Fund’s expenses to the extent needed to limit the Master Fund’s annual operating expenses combined with the annual operating expenses of Rochdale Core Alternative Strategies Fund LLC or Rochdale Core Alternative Strategies Fund TEI LLC (the “Feeder Funds”)

Rochdale Core Alternative Strategies Master Fund LLC

Notes to Financial Statements

4.         Commitments and Other Related Party Transactions (continued)

Expense Reimbursement (continued)

to 2.25% of net assets for each Feeder Fund.  To the extent that the Manager reimburses or absorbs fees and expenses, it may seek payment of such amounts for three years after the year in which the expenses were reimbursed or absorbed.  A Feeder Fund will make no such payment, however, if its total annual operating expenses exceed the expense limits in effect at the time the expenses are to be reimbursed or at the time these payments are proposed.

The following is a schedule of when fees may be recouped by the Manager with respect to the Rochdale Core Alternative Strategies Fund LLC:

Amount	Expiration
$9,020	March 31, 2013
27,673	March 31, 2014
21,100	March 31, 2015
$57,793

There were no amounts receivable or payable as a result of these reimbursements in the Rochdale Core Alternative Strategies Fund TEI LLC and Subsidiary at March 31, 2012.

No accrual has been made for such contingent liability because of the uncertainty of the reimbursement from the Fund.

5.	Investment Risks and Uncertainties

Alternative Investments consist of non-traditional, not readily marketable investments, some of which may be structured as offshore limited partnerships, venture capital funds, hedge funds, private equity funds and common trust funds.  The underlying investments of such funds, whether invested in stock or other securities, are generally not currently traded in a public market and typically are subject to restrictions on resale.  Values determined by investment managers and general partners of underlying securities that are thinly traded or not traded in an active market may be based on historical cost, appraisals, a review of the investees’ financial results, financial condition and prospects, together with comparisons to similar companies for which quoted market prices are available or other estimates that require varying degrees of judgment.

Investments are carried at fair value provided by the respective alternative investment’s management.  Because of the inherent uncertainty of valuations, the estimated fair values may differ significantly from the values that would have been used had a ready market for such investments existed or had such investments been liquidated, and those differences could be material.

Rochdale Core Alternative Strategies Master Fund LLC

Notes to Financial Statements

6.	Concentration, Liquidity and Off-Balance Sheet Risk

The Master Fund invests primarily in Hedge Funds that are not registered under the 1940 Act and invest in and actively trade securities and other financial instruments using different strategies and investment techniques, including leverage, which may involve significant risks.  These Hedge Funds may invest a high percentage of their assets in specific sectors of the market in order to achieve a potentially greater investment return.  As a result, the Hedge Funds may be more susceptible to economic, political, and regulatory developments in a particular sector of the market, positive or negative, and may experience increased volatility of the Hedge Funds' net asset value.

Various risks are also associated with an investment in the Master Fund, including risks relating to the multi-manager structure of the Master Fund, risks relating to compensation arrangements and risks relating to limited liquidity, as described below.

Redemption restrictions exist for Hedge Funds whereby the Hedge Fund Managers may suspend redemption either in their sole discretion or other factors.  Such factors include the magnitude of redemptions requested, portfolio valuation issues or market conditions.

Redemptions are currently restricted for certain Hedge Funds with a fair value at March 31, 2012 aggregating $1,148,274 as noted in the Schedule of Investments.

In the normal course of business, the Hedge Funds in which the Master Fund invests trade various financial instruments and enter into various investment activities with off-balance sheet risk.  These include, but are not limited to, short selling activities, writing option contracts, contracts for differences, and interest rate, credit default and total return equity swap contracts.  The Master Fund's risk of loss in these Hedge Funds is limited to the value of its own investments reported in these financial statements by the Master Fund.  The Master Fund itself does not invest directly in securities with off-balance sheet risk.

7.	Investment Transactions

For the fiscal year ended March 31, 2012, the aggregate purchases (excluding short-term securities) were $7,250,000 and sales of investments were $9,220,657.

8.	Issuer Tender Offer

The Master Fund offered to purchase up to $8,000,000 of Interests in the Master Fund properly tendered at a price equal to the net asset value of Interests as of December 30, 2011.  For Interests tendered, the security holder received a promissory note entitling the security holder to a cash amount equal to at least 90% of the net asset value calculated on December 30, 2011, of the Interests tendered and accepted for purchase by the Master Fund, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 15, 2011.  The offer terminated at 5:00 p.m., Eastern Time, on September 12,

Rochdale Core Alternative Strategies Master Fund LLC

Notes to Financial Statements
8.         Issuer Tender Offer (continued)

2011.  Pursuant to the Offer, Interests with a net asset value of $1,558,192, as determined as of the valuation date, were tendered and accepted by the Master Fund.

9.	Subsequent Event

On April 25, 2012, the Adviser and City National Bank (“City National”) announced that they had reached an agreement pursuant to which City National will acquire 100% of the issued and outstanding stock of the Adviser’s Parent Company.  This transaction (the "Transaction") is expected to be completed on or about June 30, 2012 (“Closing Date”).  Following the Closing Date, the Adviser, together with certain other companies that, currently, are also wholly-owned by the Adviser’s parent company, will continue to conduct their businesses as wholly-owned subsidiaries of City National.  While the Transaction is expected to close on the Closing Date, consummation of the Transaction is contingent on the satisfaction of several conditions.

Management has evaluated the impact of this subsequent event and determined it will not have a material impact on the Master Fund’s financial statements.

Rochdale Core Alternative Strategies Master Fund LLC

Financial Highlights

					Period from
					July 1, 2007
					(Commencement of
					Operations)
	Year Ended	Year Ended	Year Ended	Year Ended	through
	March 31, 2012	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2008
TOTAL RETURN - NET	(4.08%)	7.32%	9.16%	(11.14%)	(5.01%)

RATIOS/SUPPLEMENTAL DATA

Net Assets, end of period ($000's)	$ 55,669	$ 58,990	$ 57,616	$ 50,359	$ 48,948
Portfolio Turnover	13.27%	20.32%	20.91%	19.34%	1.39%

Ratio of Net Investment Loss to Average Net Assets	(1.66%)	(1.67%)	(1.83%)	(1.55%)	(1.57%)

Ratio of Expenses to Average Net Assets	1.67%	1.68%	1.69%	1.67%	1.86%

Total return is calculated for all Members taken as a whole and an individual Member's return may vary from these Master Fund returns based on the timing of capital transactions.  The total return for periods less than one year are not annualized.

The ratios of net investment loss to average net assets and ratios of expenses to average net assets are annualized for periods of less than one year.  The ratios of expenses to average net assets do not include expenses of the Hedge Funds in which the Master Fund invests.

The expense ratios are calculated for all Members taken as a whole.  The computation of such ratios based on the amount of expenses assessed to an individual Member's capital may vary from these ratios based on the timing of capital transactions.

The ratios above do not include the proportionate share of income or loss from their investments in other funds.

The accompanying notes are an integral part of these financial statements

See Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

The Members and
Board of Directors of
Rochdale Core Alternative Strategies
Master Fund LLC

We have audited the accompanying statement of assets, liabilities and members' capital of Rochdale Core Alternative Strategies Master Fund LLC (the “Fund”), including the schedule of investments, as of March 31, 2012, the related statements of operations and cash flows for the year then ended, the statements of changes in members’ capital for the years ended March 31, 2012 and 2011, and the financial highlights for the years ended March 31, 2012, 2011, 2010, 2009 and for the period from July 1, 2007 (Commencement of Operations) through March 31, 2008.  These financial statements and financial highlights are the responsibility of the Fund's Management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatements. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting.  Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. Our procedures included confirmation of cash and investments as of March 31, 2012, by correspondence with the custodian and investment managers, respectively, or by other appropriate auditing procedures where replies from investment managers were not received.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of the Fund as of March 31, 2012 and the results of its operations and its cash flows for the year then ended, the statements of changes in members’ capital for the years ended March 31, 2012 and 2011 and its financial highlights for the years ended March 31, 2012, 2011, 2010, 2009 and for the period from July 1, 2007 (Commencement of Operations) through March 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

New York, New York
May 29, 2012

PKF O’CONNOR DAVIES, a division of O’CONNOR DAVIES, LLP
29 Broadway, New York, NY 10006  I  Tel: 212.867.8000  I  Fax: 212.687.4346  I  www.odpkf.com

O’Connor Davies, LLP is a member firm of the PKF International Limited network of legally independent firms and does not accept any responsibility or liability for the actions or inactions on the part of any other individual member firm or firms.

PART C

Responses to Items 25.2.h, 25.2.1, 25.2.n and 25.2.o of Part C have been omitted pursuant to Paragraph 3 of Instruction G of the General Instructions to Form N-2.

OTHER INFORMATION

ITEM 25.                      FINANCIAL STATEMENTS AND EXHIBITS.

(1)           Financial Statements:

Included in Part A:

Performance Information.

Included in Part B:

Financial Statements.

(2)           Exhibits:

(a) (i) Certificate of Formation, dated September 11, 2006.(1)
(a) (ii) Limited Liability Company Agreement.   (1)
(b) Not applicable.
(c) Not applicable.
(d) Not applicable.
(e) Not applicable.
(f) Not applicable.
(g) (i) Form of Investment Advisory Agreement.(3)
(g) (ii) Form of Sub-Investment Advisory Agreement.(3)
(h) Not applicable.
(i) Not applicable.
(j) (i) Form of Custodian Agreement.(2)
    (ii) Form of Escrow Agreement.(2)
(k) (i) Form of Administration Agreement.(2)
(ii) Form of Expense Limitation Agreement.(2)
(l) Not applicable.
(m) Not applicable.
(n) (i) Not applicable.
     (ii) Consent of Independent Auditors. (3)
(o) Not applicable.
(p) Not applicable.
(q) Not applicable.
(r) Form of Code of Ethics.(2)
(s)(1) Power of Attorney for Interested Director and President of the Registrant (2)
(s)(2) Power of Attorney for Independent Director of the Registrant (2)
(s)(3) Power of Attorney for Independent Director of the Registrant (2)
(s)(4) Power of Attorney for Independent Director of the Registrant (2)
_______________________________________

(1)           Previously filed.
(2)           Incorporated by reference to the Registration Statement on Form N-2, as amended, of Rochdale Core Alternative Strategies Fund LLC (1933 Act File No. 333-138071 and 1940 Act File No. 811-21965).
(3)           To be filed by amendment.

1

ITEM 26.                   MARKETING ARRANGEMENTS.

Not applicable.

ITEM 27.                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Not applicable.

ITEM 28.                   PERSONS CONTROLLED BY OR UNDER COMMON CONTROL.

None.

ITEM 29.                   NUMBER OF HOLDERS OF SECURITIES.

Set forth below is the number of record holders as of May 31, 2012 of each class of securities of the Registrant:

TITLE OF CLASS	NUMBER OF RECORD HOLDERS

Limited Liability Company Units, par value $0.01 per unit	2

ITEM 30.                   INDEMNIFICATION.

A policy of insurance (number 494-78-49 issued by American International Specialty Lines Insurance Company) covering Rochdale Investment Management LLC, its affiliates, and all of the registered investment companies advised by Rochdale Investment Management LLC was obtained to insure the Registrant’s directors and officers and others against liability arising by reason of an alleged breach of duty caused by any negligent act, error, or accidental omission in the scope of their duties. Article III, Section 3.7 of the Registrant’s Operating Agreement states as follows:

(a)           To the fullest extent permitted by law, the Master Fund shall, subject to Section 3.7(b) hereof, indemnify the Organizer, each Director (including for this purpose their executors, heirs, assigns, successors, or other legal representatives), the  Manager, Administrator and Tax Matters Member (including for this purpose each affiliate, shareholder, partner, member, officer, director, principal, employee, or agent of the  Manager, Administrator and the Tax Matters Member) and the executors, heirs, assigns, successors, or other legal representatives of each of the foregoing, and of any person who controls or is under common control, or otherwise affiliated, with the  Manager, the Administrator or the Tax Matters Member (and their executors, heirs, assigns, successors, or other legal representatives) against all losses, claims, damages, liabilities, costs, and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable counsel fees, incurred in connection with the defense or disposition of any action, suit, investigation, or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative, or legislative body, in which such indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter, by reason of being or having been the Organizer, a Director, Manager, the Administrator or the Tax Matters Member, as the case may be, of the Master Fund or the past or present performance of services to the Master Fund by such indemnitee, except to the extent such loss, claim, damage, liability, cost, or expense shall have been finally determined in a decision on the merits in any such action, suit, investigation, or other proceeding to have been incurred or suffered by such indemnitee by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. The rights of indemnification provided under this Section 3.7 shall not be construed so as to provide for indemnification of an indemnitee for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 3.7 to the fullest extent permitted by law.

(b)           Expenses, including reasonable counsel fees, so incurred by any such indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties), may be paid from time to time by the Master Fund in advance of the final disposition of any such action, suit, investigation, or proceeding upon receipt of an undertaking by or on behalf of such indemnitee to repay to the Master Fund amounts so paid if it shall

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ultimately be determined that indemnification of such expenses is not authorized under Section 3.7(a) hereof; provided, however, that (i) such indemnitee shall provide security for such undertaking, (ii) the Master Fund shall be insured by or on behalf of such indemnitee against losses arising by reason of such indemnitee’s failure to fulfill his or its undertaking, or (iii) a majority of the Directors (excluding any Director who is seeking advancement of expenses hereunder or is or has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) or independent legal counsel in a written opinion shall determine based on a review of readily available facts (as opposed to a full trial-type inquiry) that there is reason to believe such indemnitee ultimately will be entitled to indemnification.

(c)           As to the disposition of any action, suit, investigation, or proceeding (whether by a compromise payment, pursuant to a consent decree, or otherwise) without an adjudication or a decision on the merits by a court of competent jurisdiction, or by any other body before which the proceeding shall have been brought, that an indemnitee is liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office, indemnification shall be provided pursuant to Section 3.7(a) hereof if (i) approved as in the best interests of the Master Fund by vote of a majority of the Directors (excluding any Director who is seeking indemnification hereunder or is or has been a party to any action, suit, investigation, or proceeding involving claims similar to those involved in the action, suit, investigation, or proceeding giving rise to a claim for advancement of expenses hereunder) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of  the Master Fund and that such indemnitee is not liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, indemnitee’s office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that such indemnitee acted in good faith and in the reasonable belief that such actions were in the best interests of the Master Fund and that such indemnitee is not liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office.

(d)           Any indemnification or advancement of expenses made pursuant to this Section 3.7 shall not prevent the recovery from any indemnitee of any such amount if such indemnitee subsequently shall be determined in a final decision on the merits in a court of competent jurisdiction in any action, suit, investigation, or proceeding involving the liability or expense that gave rise to such indemnification or advancement of expenses to be liable to the Master Fund or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of such indemnitee’s office. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 3.7 it shall be a defense that, and in any suit in the name of the Master Fund to recover any indemnification or advancement of expenses made pursuant to this Section 3.7 the Master Fund shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in this Section 3.7. In any such suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made pursuant to this Section 3.7, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 3.7 shall be on the Master Fund (or any Member acting derivatively or otherwise on behalf of the Master Fund or its Members).

(e)           An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 3.7 as to which he, she, or it may otherwise be entitled except out of the assets of the Master Fund, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

(f)           The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 3.7 shall affect the power of the Master Fund to purchase and maintain liability insurance on behalf of any Director or other person.

ITEM 31.                   BUSINESS AND OTHER CONNECTIONS OF THE INVESTMENT ADVISOR.

Reference is made to: (i) the information set forth above under (a) the sections incorporated herein in response to Item 20 above and (b) the caption “Investment Management and Other Services” in the Fund’s statement of additional information; (ii) the Form ADV of Rochdale Investment Management LLC (the “Manager”) (Central

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Index Key No. 0001009289) filed with the Commission, which is incorporated herein by reference; and (iii) the Form ADV of Pine Bridge Investments LLC (the “Sub-Adviser”) (Central Index Key No.0001082463) filed with the Commission, which is incorporated herein by reference.

ITEM 32.                   LOCATION OF ACCOUNTS AND RECORDS.

The accounts, books, and other documents required to be maintained by Registrant pursuant to Section 31(a) of the Investment Company Act of 1940, as amended and the rules promulgated thereunder are in the possession the Registrant’s custodian and transfer agent, except those records relating to portfolio transactions and the basic organizational documents of the Registrant (see Subsections (2) (iii). (4), (5), (6), (7), (9), (10) and (11) of Rule 31a-1(b)), which, with respect to portfolio transactions are kept by the Master Fund’s Manager at such entity’s address set forth in the Prospectus and statement of additional information and by the Sub-Adviser at 277 Park Avenue, 42nd Floor, New York, N.Y. 10172 and with respect to the organizational documents by its Administrator at 777 E. Wisconsin Avenue, Milwaukee, WI 53202.

ITEM 33.                   MANAGEMENT SERVICES.

Not applicable.

ITEM 34.                   UNDERTAKINGS.

Not applicable.

SIGNATURES

Pursuant to requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York and the State of New York, on the 25th day of June, 2012.

ROCHDALE CORE ALTERNATIVE STRATEGIES MASTER FUND, LLC

By:	/s/ Garrett R. D’Alessandro *
Garrett R. D’Alessandro
Chairman

This Amendment No. 12 to the Registration Statement been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/Garrett R. D’Alessandro * Garrett R. D’Alessandro	President and Director	June 25, 2012

/s/ Jay C. Nadel * Jay C. Nadel	Director	June 25, 2012

/s/ Susan Henshaw Jones * Susan Henshaw Jones	Director	June 25, 2012

/s/ Daniel A. Hanwacker Sr.* Daniel A. Hanwacker Sr.	Director	June 25, 2012

*By:           /s/ Kurt Hawkesworth
   Kurt Hawkesworth
  As attorney-in-fact
__________________

*	Pursuant to powers of attorney dated January 30, 2007, August 19, 2011, August 23, 2011, and August 18, 2011, and provided as exhibits (s)(1), (2), (3) and (4), respectively, in item 25.2.

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EXHIBIT LIST

(These exhibits were previously filed or are incorporated by reference [see footnotes to Item 25.2], except if it is marked with an asterisk [*].)

(a) (i) Certificate of Formation, dated September 11, 2006
(a) (ii) Limited Liability Company Agreement
(g) (i) Form of Investment Advisory Agreement*
(g) (ii) Form of Sub-Investment Advisory Agreement*
(j) (i) Form of Custodian Agreement
    (ii) Form of Escrow Agreement
(k) (i) Form of Administration Agreement
(ii) Form of Expense Limitation Agreement
(n)(ii) Consent of Independent Auditors*
(r) Form of Code of Ethics
(s)(1) Power of Attorney for Interested Director and President of the Registrant
(s)(2) Power of Attorney for Independent Director of the Registrant
(s)(3) Power of Attorney for Independent Director of the Registrant
(s)(4) Power of Attorney for Independent Director of the Registrant

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